UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report:  April 6, 2020
(Date of earliest event reported: April 1, 2020)
______________

HAVERTY FURNITURE COMPANIES, INC.
(Exact name of registrant as specified in its charter)
______________

Maryland	1-14445	58-0281900
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342
(Address of principal executive officers) ( Zip Code)
Telephone number, including area code: (404) 443-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HVT	NYSE
Class A Common Stock	HVTA	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934
(§240.12b-2 of this chapter).
Emerging Growth Company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     □

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 1, 2020, Haverty Furniture Companies, Inc. (the “Company” or “Havertys”) announced updates to the Company’s actions in response to the COVID-19 health emergency.  These actions include temporary reductions in the base salaries of its officers. Effective April 1, 2020, the base salary for Clarence H. Smith, president and chief executive officer, will be reduced by 40%, and the base salaries of the Company’s other named executive officers will be reduced by 25%. In addition, the base salaries of all other members of Havertys’ officers and managers will be reduced by graduated amounts.

Item 7.01 Regulation FD Disclosure

On April 1, 2020, Havertys updated the impact and uncertainty caused by the COVID-19 pandemic on its business. The Company reported that its retail stores would remain closed through the month of April. This action also led to the furlough of virtually all of the Company’s store and distribution personnel, a majority of warehouse staff and a number of corporate office personnel. The CEO elected to reduce his  base salary by 40%. The base salaries for the other NEOs will be reduced by 25% and the base salaries of all other officers and managers will be reduced in graduated amounts.  The disclosure set forth in Item 5.02(e) above is incorporated by reference into and furnished under this Item 7.01.

Attached as Exhibit 99.1 is a copy of the Company’s news release dated April 1, 2020, relating to the impact of COVID-19. Except for the disclosure set forth in Item 5.02, such information, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events

In light of the rapidly evolving COVID-19 pandemic, we are filing this Current Report on Form 8-K to supplement the risk factors described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019. The following risk factor disclosure should be read in conjunction with the risk factors described in the Annual Report on Form 10-K, which may be further impacted by the COVID-19 pandemic.

In December 2019, a new coronavirus, now labelled COVID-19 was detected in China and has now spread globally.  On March 1, 2020, the COVID-19 outbreak was declared a national health emergency by the United States. Federal, state and local governments, and businesses have implemented significant actions in an effort to mitigate this public health crisis. Although the ultimate severity of the COVID-19 outbreak is uncertain at this time, the pandemic has had and may continue to have adverse impacts on the Company's financial condition and results of operations, including, but not limited to:

•
Currently all of our stores are closed and will remain closed until it is safe to reopen. Additionally, social distancing measures or changes in consumer spending behaviors due to COVID-19 may continue to impact traffic in our stores after they resume normal operations and such actions could result in a loss of sales and profit.

•	The Company may experience significant reductions or volatility as customer demand is impacted by a decline in their actual or perceived financial condition.
•
The Company may experience temporary or long-term disruptions in its supply chain, as the outbreak has resulted in travel disruptions and has impacted manufacturing and distribution throughout the world. We anticipate that the receipt of merchandise sourced from impacted areas will be slowed or disrupted in the coming months and our merchandise suppliers are expected to face similar challenges in receiving materials and fulfilling our orders. Furthermore, transportation delays and cost increases, more extensive travel restrictions, closures or disruptions of businesses and facilities or social, economic, political or labor instability in the affected areas, may impact our or our suppliers' operations.

•
The Company may be required to change its plan for inventory receipts which would place financial pressure on our merchandise suppliers. Such actions may negatively impact our relationships with our merchandise suppliers or adversely impact their financial performance and position. If this occurs, our current merchandise suppliers’ ability to meet their obligations to the Company may be impacted or we may also be required to identify new merchandise suppliers’ relationships.

•
The Company's liquidity may be negatively impacted if its stores do not resume normal operations and the Company may be required to pursue additional sources of financing to meet its financial obligations. Obtaining such financing is not guaranteed and is largely dependent upon market conditions and other factors. Further actions may be required to improve the Company's cash position, including but not limited to, monetizing Company assets, and foregoing capital expenditures and other discretionary expenses.

•
The extent of the impact of COVID-19 on the Company's operations and financial results depends on future developments and is highly uncertain due to the unknown duration and severity of the outbreak. The situation is changing rapidly, and future impacts may materialize that are not yet known.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits.  The following exhibit is furnished as part of this Report:

99.1 Press Release dated April 1, 2020 issued by Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAVERTY FURNITURE COMPANIES, INC.
April 6, 2020	By:
Jenny Hill Parker Senior Vice President, Finance and Corporate Secretary